Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this registration statement on Form S-3 of AMC Entertainment Holdings, Inc. (the “Company”) of our report dated February 16, 2018, on our audits of the consolidated financial statements of Digital Cinema Implementation Partners, LLC and Subsidiaries as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, which report is included in the Form 10-K of the Company for the year ended December 31, 2017. We also consent to the reference to our Firm under the caption “Experts”.

/s/ CohnReznick LLP

December 14, 2018

Roseland, New Jersey